EXHIBIT 10.4

SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is made as the Effective Date (defined in Section 5) by and between Charles A. Wall (“Wall”) and Tactical Solution Partners, Inc., a Delaware corporation (“TSPI”), concerning the termination of Wall’s employment with TSPI.

For and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties agree as follows:

1.

Termination of Employment, Payments, Benefits

1.1

Wall and TSPI acknowledge that Wall’s employment with TSPI has terminated as a result of his resignation as President, CEO, and a Director of TSPI on September 1, 2006.  So long as Wall has not violated any of the terms of this Agreement, TSPI will pay Wall severance consisting of six (6) months’ of Wall’s regular monthly cash compensation, being his salary specified in the Employment Agreement, dated as of January 6, 2006, by and between Wall and TSPI as amended by the Administaff Employer Change of Status Notices executed by Wall on June 14, 2006, changing Wall’s annual salary to One Hundred Thirty-five Thousand Dollars ($135,000) (collectively, the “Employment Agreement”), less applicable deductions for federal and state taxes and FICA, together with the continued maintenance of health insurance, life insurance, voluntary life insurance, 401(k), and other standard benefits on the same terms as pursuant to the Employment Agreement during such six (6) month period ending on the Severance Termination Date (defined below) (collectively “Severance”); provided, that Severance will terminate immediately upon acceptance by Wall of employment or a consulting position by any entity (a “Job Acceptance”), in which event such salary and benefits shall terminate on the date of the Job Acceptance.  During the period prior to February 28, 2007 (the “Severance Termination Date”), or, if earlier, the date of the Job Acceptance, Wall will devote a commercially reasonable portion of his time in the search for new employment.  Wall will be reimbursed for any properly authorized and receipted business expenses of Twelve Thousand Six Hundred Ninety-seven Dollars and Twenty-seven Cents ($12,697.27) incurred in the normal course of the discharge of duties as an employee prior to September 1, 2006 and which are tendered prior to September 20, 2006.  Such expenses will be reimbursed within thirty (30) days following receipt of Wall’s properly documented request for reimbursement.  In addition, Wall will be reimbursed for fifteen (15) days of accrued but untaken vacation days.  The parties acknowledge that Wall is a fifty percent (50%) owner of Priority Public Safety Equipment, Inc. (“PPSEI”), with a place of business at 15222 King Road, #603, Frisco, Texas 75034.  The parties further acknowledge that Wall will be deemed to have accepted an employment or consulting position with PPSEI should he provide any services to PPSEI in excess of one (1) hour per week.  The Severance relating to salary, as set forth above, will be paid in accordance with TSPI’s regular payroll periods, and the salary payments will be deposited electronically in Wall’s bank account, with receipt mailed to Wall’s home address or any other location specified by Wall in writing.

1.2

From and after expiration or termination of Severance, Wall shall no longer be entitled to any employee benefits, except continued health insurance coverage in accordance with COBRA.  By his execution of this Agreement, Wall acknowledges that the period of his rights under COBRA will commence as of the expiration or termination of Severance.

1.3

Simultaneously with the delivery of this Agreement to TSPI, Wall has delivered to TSPI all TSPI property in his possession, including, without limitation, a Panasonic CF-W4 laptop computer, any keys to TSPI’s offices and credit cards.  To the extent Wall discovers he has possession or control of any additional TSPI property, he will promptly advise TSPI and cooperate in returning such property to TSPI.

2.

Release and Waiver

2.1

By signing this Agreement, Wall irrevocably and unconditionally releases, waives, and gives up any and all claims and rights of any kind whatsoever which Wall has or may have against TSPI and its officers, shareholders and directors, past directors, agents, employees, attorneys, successors, and assigns (hereinafter referred to as “Wall Releasees”), jointly and individually, from any and all claims, known or unknown, and or criminal, vested, or contingent, which Wall or his heirs or successors or assigns may have or have against the Wall Releasees and from any and all liability which the Wall Releasees have or may have to him, whether denominated claims, demands or causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated.  This release and waiver does not apply to any claims or rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act that may arise after the date this Agreement is entered into by Wall.  This release and waiver includes but is not limited to:

(i)

any and all claims relating to Wall’s relationship with TSPI or the termination of that relationship, including but not limited to, a claim for wrongful termination, defamation, or any other common law claims;

(ii)

any and all claims for the breach of any implied, written, or oral contract;

(iii)

any claims of discrimination, harassment, or retaliation based on such things as age, national origin, race, religion, sex, sexual orientation, or physical or mental disability, medical condition, or handicap; and

(iv)

except for the payments referenced in Section 1 above, any and all claims for any compensation of any sort, including but not limited to consulting service fees, salary, severance pay, welfare benefits, commissions, and bonuses.

2.2

Wall warrants that he has not and will not file or institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against TSPI with any local, state, or federal agency or court and that if any such agency assumes jurisdiction of any such complaint, charge, or grievance against Releasees on behalf of Wall, Wall will direct that agency to withdraw from the matter.

Wall will not voluntarily cooperate or participate in the investigation or prosecution of any action against Releasees unless specifically subpoenaed to appear or otherwise required by court order or in an official governmental (state or federal) investigation.  Compliance with any such lawful requirement shall not constitute a breach of confidentiality under this Agreement.  Wall waives any right to any form of recovery or compensation form any legal action brought by Wall or on his behalf in connection with the provision of services by Wall or the termination of Wall’s employment.

2.3

This release and waiver by Wall includes all claims that may arise under the common law and all federal, state, and local statues, ordinances, rules, regulations, and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, 29 U.S.C. § 2000, et. seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et. seq., the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871, and 1991, the Rehabilitation Act of 1973, the Employee Retirement income Security act of 1974, as amended, 29 U.S.C. § 1001, et. seq., the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Executive Order 11246, the Illinois Wage Payment and Collection Act, the Maryland Human Rights Act (Maryland Annotated Code Art. 49B), and any other state, local, or municipal statutes regulating employment relationships, as each of them has been or may be amended.

2.4

By signing this Agreement, TSPI irrevocably and unconditionally releases, waives, and gives up any and all claims and rights of any kind whatsoever which TSPI has or may have against Wall and his heirs or successors or assigns (hereinafter referred to as “TSPI Releasees”), jointly and individually, from any and all claims, known or unknown, and or criminal, vested, or contingent, which TSPI or its officers, shareholders, directors, agents, employees, successors, or assigns may have or have against the TSPI Releasees and from any and all liability which the TSPI Releasees have or may have to it, whether denominated claims, demands or causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated.

(i)

any and all claims relating to TSPI’s relationship with Wall or the termination of that relationship, including but not limited to, a claim for wrongful termination, defamation, or any other common law claims; and

(ii)

any and all claims for the breach of any implied, written, or oral contract.

2.5

TSPI warrants that he has not and will not file or institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against Wall with any local, state, or federal agency or court and that if any such agency assumes jurisdiction of any such complaint, charge, or grievance against Releasees on behalf of TSPI, TSPI will direct that agency to withdraw from the matter.  TSPI will not voluntarily cooperate or participate in the investigation or prosecution of any action against Releasees unless specifically subpoenaed to appear or otherwise required by court order or in an official governmental (state or federal) investigation.  Compliance with any such lawful requirement shall not constitute a breach of confidentiality under this Agreement.  TSPI waives any right to any form of recovery or compensation form any legal action brought by TSPI or on its behalf in connection with the employment by TSPI of Wall or the termination of Wall’s employment.

3.

Non-Disclosure and Non-Competition

3.1

By his execution of this Agreement, Wall acknowledges and reaffirms the provisions of Sections 6, 7, 8, 9, 10, and 11 of the Employment Agreement and acknowledges that his obligations under Sections 6, 7, 8, 9, 10, and 11 thereof shall survive and not be terminated by the termination of his employment.

3.2

From and after the submission to him of this Agreement, Wall will not discuss the termination of his employment, or any issue related to the submission, negotiation, execution, or performance of this Agreement, with any party or person, including without limitation any officer, employee, agent, investor, advisor, or client or known prospective officer, employee, agent, investor, advisor or client of TSPI; provided, however, that in connection with Wall’s employment search, he may communicate only that the termination was mutually acceptable to both parties and that the separation was made on an amicable basis.  Notwithstanding the foregoing, Wall may communicate such matters to his immediate family, his legal counsel, members of TSPI’s Board of Directors, or TSPI’s legal counsel, Philip P. McGuigan of McGuireWoods LLP.

3.3

From and after the September 6, 2006, TSPI will not discuss the termination of Wall’s employment, or any issue related to the submission, negotiation, execution, or performance of this Agreement, with any party or person; provided TSPI shall communicate only that the termination was mutually acceptable to both parties and that the separation was made on an amicable basis.  Notwithstanding the foregoing, TSPI may communicate such matters to its officers, directors, and legal counsel, Philip P. McGuigan of McGuireWoods LLP.

4.

Non-Disparagement

4.1

TSPI agrees that it has not and will not make any oral or written statements about Wall which are intended, or reasonably likely, to disparage Wall in the community or among his business associates or prospective business associates.

4.2

Wall agrees that he has not and will not make any oral or written statements about TSPI, its officers, directors, and employees or advisors and/or its financial condition, personnel, services, business methods, or otherwise which are intended or reasonably likely to disparage TSPI, its officers, directors, and employees or advisors in the community or among its clients, employees, or prospects.

5.

Knowing and Voluntary Release

Wall further acknowledges that the only consideration for signing this Agreement is as set forth in Section 1.1 and that such consideration is in addition to that which Wall is otherwise entitled to receive; that no other promise or agreement of any kind has been made to or with Wall by any person or entity whatsoever to cause Wall to sign this

Agreement; and that Wall is competent to sign this Agreement.  Wall acknowledges that he has been advised that he has up to twenty-one (21) days after receipt of this Agreement to review this Agreement and the Release with Wall’s attorney.  It is understood and agreed that this Agreement becomes effective and binding on the parties seven (7) days after the date it is signed and delivered to TSPI by Wall (the “Effective Date”) and that Wall may revoke this Agreement for any reason during this seven (7) day period.  It is further understood that all monies to which Wall is entitled to receive pursuant to this Agreement will not be paid until the seven (7) day revocation period has expired and that TSPI is not obligated to provide the above consideration if Wall revokes this Agreement during the seven (7) day revocation period.

6.

Entire Agreement and Severability

The parties agree that, except as is expressly provided herein, this Agreement sets forth the entire agreement between them and supersedes any other written promises or oral understanding they may have had.  The parties also agree and acknowledge that no other promises or agreements have been offered for this Agreement (other than those described above) and that no other promises or agreements between the parties will be binding unless they have been reduced to writing and signed by the parties.  Wall and TSPI further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, such portion will be enforced to the greatest extent permitted by law and the remaining portions of this Agreement will not be affected and will be given full force and effect.

7.

Non-Admission

The parties acknowledge that this Agreement does not constitute any admission by TSPI or Wall of any wrongdoing or liability whatsoever, but results from the desire of the parties to resolve any actual and potential disputes between them.  Moreover, each of the parties specifically denies having engaged in any wrongdoing.  Accordingly, this Agreement shall not be admissible in any proceeding as evidence of any admission by Releasees except that the Agreement may be introduced in any proceeding to enforce the Agreement.

8.

Applicable Law

All provisions of this Agreement will be construed and governed by Maryland law without regard to the laws of any other jurisdiction.  Any suit, claim, or other legal proceeding arising out of or relating to Wall’s employment, his termination from employment, or this Agreement shall be brought exclusively in any appropriate federal or state court located in Maryland, and Wall and TSPI hereby submit to personal jurisdiction in the State of Maryland and to venue in such courts.

9.

Resolution of All Matters

This Agreement resolves all matters between the parties relating to Wall’s services to TSPI and the termination of his services to TSPI.  This Agreement becomes effective and binding on the Effective Date (as defined in Section 5).  Wall may revoke this Agreement during the seven (7) day revocation period prior to the Effective Date by delivering a written notice of revocation to Philip P. McGuigan, McGuireWoods LLP, 77 West Wacker Drive, Suite 4100, Chicago, Illinois 60601.  This Agreement will become final and binding upon, and inure to the benefit of, the parties and their respective heirs, legatees, personal representatives, successors, and assigns if notice of revocation is not delivered and received within the seven (7) day revocation period.  Neither party is obligated under this Agreement until the Effective Date.

10.

Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each party has executed this Agreement or caused the Agreement to be executed as of the Effective Date, and represents and warrants to the other that it is legally free to enter into this Agreement and that its execution has been duly authorized.

TACTICAL SOLUTION PARTNERS, INC.

/s/ Richard A. Sajac	/s/ Charles A. Wall
CEO	Charles A. Wall